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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Phyllis A. Knight          Colleen T. Bauman
Chief Financial Officer    Investor Relations
(248) 340-9090             (248) 340-7731

                           CHAMPION ENTERPRISES, INC.
   ANNOUNCES PLANS TO STRENGTHEN OPERATIONS AND ENHANCE FINANCIAL PERFORMANCE

   COMPANY TO CLOSE FOUR MANUFACTURING FACILITIES AND 35 RETAIL SALES CENTERS

         AUBURN HILLS, MICH., SEPTEMBER 5, 2003--CHAMPION ENTERPRISES, INC. (NYSE: CHB), the nation's leading housing manufacturer, today announced operational restructuring actions to accelerate its strategy to achieve sustained profitability. Following a thorough review of Champion's operations that began in early July, the company is closing four manufacturing facilities and 35 retail sales centers.

         Chairman, President and Chief Executive Officer, Al Koch, commented, "We are committed to a return to sustained profitability and believe today's actions, together with our previously-announced plans to exit consumer financing, are necessary steps in this strategy. Operating margins for both our manufacturing and retail segments should improve with the closing of under performing locations. These decisive steps to size operations to lower industry demand are required in light of continued tough market conditions. We also believe they will position the company with substantial operating leverage if and when the market improves, particularly with nine idle facilities that could be re-opened as opportunities arise."

         As a result of these actions, the company expects to record estimated pretax restructuring charges of $35 million, including non-cash asset impairment charges and other non-cash items of $26 million, primarily in its third quarter ending September 27, 2003. These restructuring charges consist of $22 million for manufacturing, $7 million for retail and $6 million for the previously-announced closing of HomePride Finance Corp. In addition to the restructuring charges, the company expects to record pretax non-cash goodwill impairment charges of approximately $39 million. An estimated 1,000 employees will be affected by these closings.



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         "Only approximately $9 million of the total restructuring charges will result in cash outlays. When combined with anticipated proceeds from inventory liquidations and payments to extinguish certain liabilities, no net cash outflows from restructuring actions are expected. Cash flows remain an important focus as we manage through this down cycle," Koch said.

OPERATIONS

MANUFACTURING- Champion expects to close four homebuilding facilities and relocate production at one additional plant to an idle facility to improve profitability, increase capacity utilization and reduce its cost structure. The closed facilities are located in Georgia, Kentucky, North Carolina and Texas. Manufacturing restructuring charges to be recorded primarily in the third quarter consist of non-cash asset impairments of approximately $16 million and other closing costs of an estimated $6 million. Following today's announced closings, the company will operate 30 homebuilding facilities in 14 states and two Canadian provinces.

RETAIL- Retail restructuring costs, excluding goodwill impairments of approximately $35 million, total an estimated $7 million, which consists of non-cash asset impairments of $5 million and lease termination and other costs of $2 million. The company expects to generate net cash of approximately $7 million from new home inventory liquidations and to reduce overhead expenses in this segment. Following the closings announced today, Champion will operate 80 stores in 22 states.

FINANCE- As previously announced, Champion is exiting its consumer finance business and will record related restructuring charges primarily in the third quarter. These charges, excluding goodwill impairments totaling $4 million, consist of approximately $1 million to value loans at the lower of cost or market and $5 million for other closing related expenses. The company expects to complete the closing of its finance operations by mid-October.

         Koch concluded, "The plans announced today, in conjunction with other ongoing cost cutting initiatives, are expected to allow us to be profitable on a consistent basis at the low industry levels we're currently experiencing, while maintaining our ability to take advantage of opportunities if and when industry conditions improve. Short-term results, as well as long-term earnings potential, should benefit as a result of these actions. Serving our current and future customers remains a priority. Accordingly, we intend to work closely with our retailer network to achieve a seamless transition and minimize any impact from the closings. We plan to leverage our size and tap efficiencies to remain the leader in the manufactured housing industry."




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         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced more than 1.6 million homes since the company was founded. Following the closings announced today, the company expects to operate 30 homebuilding facilities and 80 retail sales centers. Independent retailers, including approximately 650 Champion Home Center locations, and an estimated 500 builders and developers also sell Champion-built homes. Further information can be found at the company's website, www.championhomes.net.

         This news release contains certain statements, including statements regarding restructuring charges, goodwill impairments, operating margins, operating leverage, expected profitability, net proceeds from inventory liquidations, future cash flows, the size of operations, the timing of closings, short-term results and long-term earnings potential that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and those discussions regarding risk factors are incorporated herein by reference.





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